October 10, 2013

Via Edgar

H. Roger Schwall

Assistant Director

United States Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Re:                             NuStar Energy L.P.
Form 10-K for the Fiscal Year Ended December 31, 2012
Filed March 1, 2013
Forms 10-Q for Fiscal Quarters Ended
March 31, 2013 and June 30, 2013
Filed May 8, 2013 and August 7, 2013
File No. 1-16417

Dear Mr. Schwall:

NuStar Energy L.P. (“NuStar”) received your letter dated September 26, 2013 in which you provided comments to NuStar’s above-referenced filings.

In accordance with a telephone conference with Kevin Dougherty with the staff (“Staff”) of the United States Securities and Exchange Commission on October 9, 2013, we hereby inform you, on behalf of NuStar, that NuStar intends to file its response with the Staff no later than October 31, 2013.

Please feel free to contact me with any questions at 713.860.7306.

Sincerely,

/s/ Gislar Donnenberg

Gislar Donnenberg
of PAUL HASTINGS LLP

cc:           Curtis V. Anastasio

President, Chief Executive Officer and Director

NuStar Energy L.P.

Amy Perry

Vice President, Assistant General Counsel

& Corporate Secretary

NuStar Energy L.P.